Exhibit 10.26

CONSULTING AGREEMENT

This Agreement, effective as of the EFFECTIVE DATE, as defined below, by and between MacroGenics, Inc., a corporation having a principal place of business at 9640 Medical Center Drive, Rockville, MD 20850 (hereinafter “MacroGenics”) and Anastasia Daifotis, M.D. an individual residing at Westfield, NJ 07090 (hereinafter “Individual”).

WHEREAS, MacroGenics is in the business of researching, developing, manufacturing and selling pharmaceuticals and biologics; and

WHEREAS, Individual has expertise in the design and conduct of clinical trials and will be terminating her employment with MacroGenics; and

WHEREAS, upon termination of her employment (“Termination Date”), MacroGenics seeks to have Individual render services as a consultant to MacroGenics to support clinical trials to be conducted and being conducted by MacroGenics (hereinafter “Services”) and Individual will have access to certain information, files, records, documents and data owned or controlled by MacroGenics (hereinafter “MacroGenics Information”); and

WHEREAS, Individual agrees to perform the Services for MacroGenics;

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties hereto agree as follows:

1.	(a) Individual shall be available to render the Services up to eight (8) hours per week and up to a total of one hundred ten (110) hours during the Term upon MacroGenics’ reasonable request in person, by phone or other means during the Term.

The term (“Term”) of this agreement shall begin on the first business day after Individual’s Termination Date (“Effective Date) and shall automatically expire on January 10, 2014.

2.	(a) Individual shall receive the following compensation from MacroGenics for rendering the Services:

(i)	Individual shall retain the stock options set forth on Schedule A hereto and such options shall i) continue to vest and become exercisable during the Term; ii) to the extent they have vested prior to the expiration of the Term, shall be exercisable during the period of three (3) months after the expiration of the Term.

(ii)	Reimbursement made in accordance with policy and practice of MACROGENICS for reasonable, authorized, out-of-pocket expenses for each visit to MACROGENICS or such other place as authorized by

MACROGENICS, upon presentation of appropriate expense receipts. Invoices and receipts should be addressed and sent to Lynn Cilinski at the address indicated below. The fees and expenses shall be payable in full within thirty (30) days of receipt of such invoices and receipts.

MacroGenics, Inc.
Attention: Lynn Cilinski, Vice President & Controller
9640 Medical Center Drive
Rockville, MD 20850
(301) 354-2637
cilinskil@macrogenics.com

(b) The consideration and reimbursement described in this Section 2 shall be the only compensation due to Individual for rendering the Services under this Agreement. Individual specifically agrees that she will not receive and is not entitled to receive compensation in the form of health care, retirement, hourly compensation, and worker’s compensation benefits under this Agreement or pursuant to providing the Services. Individual shall be responsible for and liable for all taxes, excises, assessments, insurance and any benefits including, but not limited to health, accident and compensation benefits and shall pay all taxes and contributions, which consultant is required to pay as a result for compensation received for providing the Services.

3.	Individual will promptly disclose, grant and assign to MacroGenics, for its sole use and benefit, any and all inventions, improvements, technical information, protocols, documents and suggestions relating in any way to the business of MacroGenics which Individual may develop or acquire in the course of performance of this Agreement (whether or not during the usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information (hereinafter “Developed Technology”). In connection therewith:

(a)	The Individual shall, without charge, but at the expense of MacroGenics, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the reasonable opinion of MacroGenics to vest title to any such inventions, improvements, technical information and text, protocols, documents, patent applications, patents, copyrights or reissues thereof in MacroGenics and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

(b)	The Individual shall render to MacroGenics, at MacroGenics’ expense, all such reasonable assistance as may be required in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which MacroGenics may be involved relating to such applications, patents or copyrights.

4.	Individual hereby agrees that all MacroGenics Information received by Individual, whether provided by the management, employees, and/or consultants of MacroGenics or third parties, whether before or after the Effective Date, shall be and was received in strict confidence and shall be used only for purposes of this Agreement. Upon request by MacroGenics, Individual will promptly return to MacroGenics all MacroGenics Information received from MacroGenics and/or any and all materials and physical documents, including notes of the Individual produced for the Services, whether prepared by MacroGenics or by Individual, when such materials or documents are, include or incorporate MacroGenics Information which is in tangible form, except that Individual shall have the right to retain one copy of such MacroGenics Information for the purpose of determining its legal obligations hereunder. The term “document” is used in its broadest sense and includes electronic information in the form of discs, tapes, etc.

5.	Individual’s obligation of confidentiality shall not apply to that part of the MacroGenics Information which Individual is able to demonstrate by documentary evidence:

(a)	was fully in Individual’s possession prior to receipt from MacroGenics and not previously received under confidentiality from MacroGenics or any third party in connection with the provision of any services to MacroGenics;

(b)	was in the public domain at the time of receipt from MacroGenics;

(c)	becomes part of the public domain through no fault of Individual; or

(d)	is lawfully received by Individual from a third party having a right of further disclosure and not under an obligation of confidentiality to MacroGenics.

6.	If Individual is required by law or administrative or judicial order to disclose MacroGenics Information, Individual shall give MacroGenics prompt notice of such fact so that MacroGenics may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. Individual shall fully cooperate with MacroGenics in connection with MacroGenics’ efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or MacroGenics waives such compliance, Individual will make such disclosure only to the extent that such disclosure is legally required.

7.	The fact the general information may be in or become part of the public domain, in and of itself, does not exclude any specific information or specific material from the obligations of this Agreement.

8.	Individual is engaged in an independent business and will perform the Services as an independent contractor and nothing in this Agreement is to be construed as creating a joint venture, partnership or any relationship between MacroGenics and Individual other than that of independent contractor. Individual shall not act or attempt to act or represent itself, directly or by implication, as an agent of MacroGenics or in any manner assume or create any obligation on behalf of or in the name of MacroGenics. No rights or licenses in or to MacroGenics Information are granted to Individual by virtue of this Agreement.

9.	Neither party will use the name of the other party for promotional purposes without prior written approval from the other party, nor publicly disclose the fact of this Agreement or its terms. Notwithstanding the foregoing, MacroGenics shall have the right to use Individual’s name where appropriate on legal documents.

10.	At the request of MacroGenics, Individual shall return to MacroGenics any and all materials and physical documents, including notes and technical text of the Individual produced for the Services, whether prepared by MacroGenics or by Individual, when such materials or documents are, include or incorporate MacroGenics Information. The term document is used in its broadest sense and includes electronic information in the form of discs, tapes, etc.

11.	Individual will provide professional advice and Services to MacroGenics in accordance with generally accepted professional standards as applied to similar services performed under similar conditions prevailing in the industry at the time such advice and Services are rendered. Individual warrants that all services shall be performed in a manner of due diligence that is customary for the profession. Individual is engaged to provide independent and objective opinions and recommendations.

12.	Individual represents and warrants that to the best of her knowledge she is permitted to enter into this Agreement and perform the obligations contemplated thereby and that this Agreement and the terms and obligations thereof are not inconsistent with or in violation of his/her present employment or with any other obligation he/she may have.

13.	This Agreement constitutes the entire and exclusive Agreement between Individual and MacroGenics with respect to the subject matter thereof and supersedes any prior or contemporaneous agreements, representations and understandings of the parties with respect thereto. No supplement, modification or amendment of this Agreement shall be binding upon MacroGenics or Individual unless set forth in a written agreement executed by MacroGenics and Individual.

14.	It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in the Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

Individual further consents to personal jurisdiction in the State of Maryland for the purposes of enforcing this Agreement and further agrees that the State of Maryland is and shall be a convenient forum and the law of the State of Maryland shall govern this Agreement without regard to choice of law principles.

15.	Individual represents, warrants and agrees that it can and will perform the services required by this Agreement without disclosing or using any confidential information and/or proprietary information of a third party.

16.	Upon any termination of this Agreement, Individual shall return any and all fully or partially completed work done pursuant to providing the Services or ad hoc request to MacroGenics.

17.	Neither MacroGenics not Individual shall be liable in any way for failure to perform any provision of this Agreement, if such failure is caused by any law, legislative action, court order, or any cause beyond the control of the party in default (such as fire, failure of energy supply, strike, riot, or acts of God).

18.	The obligations of Sections 2.(b), 3-10, 13, 14, 16, 17 and 18 of this Agreement shall survive any termination of this Agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

IN WITNESS THEREOF, the parties have signed this Agreement as of the date indicated below.

MacroGenics, Inc.		Anastasia Daifotis, M. D.

/s/ Scott Koenig		/s/ Anastasia Daifotis

Name:	Scott Koenig

Title:	CEO

Date:	6 September 2013	Date:	September 2, 2013

SCHEDULE A